Exhibit 10.1

THIRD AMENDMENT TO

CONSULTING AGREEMENT

THIS THIRD AMENDMENT (“Third Amendment”) effective as of June 21, 2006 (the “Effective Date”), to the Consulting Agreement dated June 30, 2005, is entered into by and between MSC.Software Corporation, a Delaware corporation (“MSC”) and Kenneth D. Blakely, an individual (“Consultant”).

WHEREAS, Consultant was previously employed as the Vice President of Special Projects for MSC;

WHEREAS, Consultant and MSC mutually agreed to terminate Consultant’s employment relationship with MSC pursuant to an Employment Separation and General Release Agreement dated June 30, 2005 (the “Separation Agreement”);

WHEREAS, MSC and Consultant thereafter entered into that certain Consulting Agreement dated June 30, 2005 for the purpose of Consultant rendering consulting services from time to time to MSC (the “Original Consulting Agreement”), as amended on or about December 13, 2005, and as further amended on March 8, 2006 ( collectively the “Consulting Agreement”); and

WHEREAS, MSC and Consultant desire to amend the Consulting Agreement in order to extend the Consulting Term from June 30, 2006 through and including August 31, 2006;

NOW, THEREFORE, in consideration of the covenants contained herein, the above recitals and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. The first sentence of Section I of the Consulting Agreement shall be amended so as to read as follows:

“I. Engagement. MSC hereby engages Consultant and Consultant hereby accepts such engagement, upon the terms and conditions hereinafter set forth, for the period commencing July 1, 2005 and ending on August 31, 2006 unless earlier terminated as provided in Section IV herein (such period is referred to as the “Consulting Term”).”

2. Consistent with the extension of the Consulting Term, wherever the Consulting Agreement refers to the latest ending date of June 30, 2006, that date shall be extended through August 31, 2006.

For purposes of clarity, with regard to the 2000 Executive Cash or Stock Bonus Plan (the “Plan”) under which Consultant has scheduled deferred bonus payments, and consistent with the rules of the Plan and MSC’s policy, Consultant shall be paid any amounts previously awarded under the Plan on or about August 31, 2006, co-terminus with the end of the Consulting Term, which payments shall not imply a bonus for the year ending December 31, 2005.

[Signatures intentionally appear on the following page.]

This Third Amendment shall in no way affect the terms of the Separation Agreement between the parties, and any amendments thereto, including, without limitation, the treatment of Consultant’s stock options as set forth in Section XI of the Separation Agreement.

Except as expressly modified by this Third Amendment, the Consulting Agreement shall be and remain in full force and effect in accordance with its terms, and shall constitute the legal, valid, binding, and enforceable obligations of MSC and Consultant. This Third Amendment, including the Original Consulting Agreement, the First Amendment, the Second Amendment, and any attachments thereto, is the complete agreement of the parties and supersedes any prior agreements or representations, whether oral or written, with respect thereto. In the event of a conflict between the terms of this Third Amendment and the Original Consulting Agreement, the First Amendment, and the Second Amendment, the terms of the Third Amendment shall govern as to the subject matter referenced herein.

IN WITNESS WHEREOF, the parties have signed this Third Amendment on the dates indicated below.

MSC.Software Corporation a Delaware Corporation		Kenneth D. Blakely an Individual

By:	/s/ William J. Weyand	By:	/s/ Kenneth D. Blakely
Name:	William J. Weyand	Name:	Kenneth D. Blakely
Title:	Chief Executive Officer	Title:	Consultant
Date:	June 21, 2006	Date:	June 21, 2006